Exihibit 10.23

INDEMNIFICATION AND GUARANTEE AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the 12th day of February, 2010 by and between Mr. Chen Ping (“Mr. Chen”) and Beijing Dehaier Technology Company Limited (“BTL”).

WHEREAS, on May 5, 2009, Beijing Dehaier Medical Technology Company Limited (“BDL”) entered into a loan agreement (the “Loan”) with the Industrial and Commercial Bank of China Limited (Hai Dian Branch) (“ICBC”).

WHEREAS, on May 5, 2009, Mr. Chen and ICBC entered into a Guarantee Contract (the “Guarantee”), whereby Mr. Chen agreed to personally guarantee the obligations of BDL under the Loan, should BDL ever fail to repay the Loan on time.

WHEREAS, since the time of the Loan and Guarantee, Mr. Chen and BTL have agreed that should BDL ever default upon its obligations under the Loan, requiring Mr. Chen to perform under the Guarantee, BTL will indemnify Mr. Chen against any loss under the Guarantee and that BTL will guarantee Mr. Chen’s performance thereunder.

WHEREAS, Mr. Chen and BTL have agreed to ratify the terms of their verbal agreement and reduce those terms to a writing.

NOW THEREFORE, intending to bound hereby, the Parties agree as follows:

1. BTL shall reimburse Mr. Chen and shall indemnify and hold Mr. Chen harmless from and against any loss, cost, expense, liability or damage Mr. Chen incurs in connection with his payment of amounts which come due and are paid by Mr. Chen under the Guarantee.

2. BTL shall guarantee Mr. Chen’s performance under the Loan as the Guarantor thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MR. CHEN PING

/s/ Chen Ping

BEIJING DEHAIER TECHNOLOGY COMPANY LIMITED

By:	/s/ Chen Ping
Name:	Chen Ping
Its:	Authorized Person